Exhibit 99

September 16, 2008

HELMERICH & PAYNE’S EARLY HURRICANE IMPACT ASSESSMENT FINDS NO MAJOR DAMAGE

Helmerich & Payne, Inc. (NYSE: HP) announced today that early field reports indicate that Hurricane Ike has apparently not resulted in material damage to any of its drilling rigs or facilities.  It is uncertain at this time however, to what extent the loss of power and the impact on the labor force in the Houston and southeast Texas area will affect the Company’s rig construction facilities and efforts, as well as those of its vendors.  Furthermore, the Company reported that some of the facilities of a primary rig fabricator and supplier were impacted by flood waters and it is uncertain what their recovery time and corresponding impact to the Company’s new build rig delivery schedule will be at this time.  Company personnel were evacuated from offshore platforms and other onshore areas in the projected impact zones, and no personal injuries were sustained.  At this point, the Company does not expect operating disruptions attributable to Hurricane Ike to have a material impact on its earnings.

It will take several days for the Company to confirm its preliminary assessment corresponding to Hurricane Ike’s impact on its assets and operations.  A subsequent announcement will be made should the Company find any material damage to its assets or identify any other condition that could materially impact the Company’s earnings or operations.

In relation to a prior storm, the Company affirmed that Hurricane Gustav did not impact its operations or assets in any significant manner.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of September 15, 2008, the Company’s existing fleet included 184 U.S. land rigs, 29 international land rigs and nine offshore platform rigs.

The information disclosed herein includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact:

Juan Pablo Tardio

Director, Investor Relations

(918) 588-5383

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